Exhibit 99.1
News Release
CONTACT:
Cameron Golden
Director of Investor Relations and Corporate Communications
(404) 407-1984
camerongolden@cousinsproperties.com
Web site address: www.cousinsproperties.com
COUSINS PROPERTIES DECLARES THIRD QUARTER
COMMON AND PREFERRED STOCK DIVIDENDS
ATLANTA (July 15, 2010) — Cousins Properties Incorporated (NYSE: CUZ) announced today that its Board of Directors has declared a quarterly dividend of $0.09 per share, payable September 17, 2010, to common stockholders of record as of August 2, 2010. The dividend will be payable in a combination of cash and shares of the Company’s common stock with the cash component of the dividend not to exceed 33.34% of the aggregate dividend amount.
     Pursuant to IRS Revenue Procedure 2010-12, shareholders may elect to receive payment of the dividend all in cash or all in common shares. Shareholders who do not make an election will be deemed to have elected to receive their dividend in cash. To the extent that cash elections are received with respect to more than 33.34% of the aggregate dividend amount, the cash portion will be prorated among shareholders electing to receive cash. Common shares included in the dividend will be valued at the average of the closing prices of Cousins common stock on the New York Stock Exchange on September 7, 8 and 9, 2010. The Company expects the dividend to be fully taxable to its shareholders and reserves the right to pay the dividend entirely in cash.
     An information letter will be mailed to shareholders of record promptly after August 10, 2010. The properly completed election form to receive cash or common shares must be received by the Company’s transfer agent prior to 5:00 p.m. (EST) on September 3, 2010. If your shares are held through a bank, broker or nominee, and you have questions regarding the dividend, please contact such bank, broker or nominee. Registered stockholders with questions regarding the dividend may call the Company’s transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449.
     The Board of Directors declared a regular quarterly cash dividend on its Series A Cumulative Redeemable Preferred Stock. The dividend of $0.484375 per share, or $1.9375 on an annualized basis, is payable August 16, 2010, to Series A preferred stockholders of record on August 2, 2010.
     The Board of Directors has also declared a regular quarterly cash dividend on its Series B Cumulative Redeemable Preferred Stock. The dividend of $0.46875 per share, or $1.875 on an annualized basis, is payable August 16, 2010, to Series B preferred stockholders of record on August 2, 2010.
     Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office, multi-family, retail and land development projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more, please visit www.cousinsproperties.com.
     This press release does not constitute an offer of any securities for sale. Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.